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                                                                    EXHIBIT 11.1


                     HAMILTON BANCORP INC. AND SUBSIDIARIES
                         EARNINGS PER SHARE COMPUTATION
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                  (Dollars in thousands except per share data)



                                                               1999               1998              1997
                                                          ------------       ------------      ------------
BASIC

Weighted average number of common shares outstanding        10,069,898          9,983,208         8,806,379

Net (loss) income                                         $     (2,209)      $      7,495      $     15,903

Basic (loss) earnings per share                           $      (0.22)      $       0.75      $       1.81

DILUTED:

Weighted average number of common shares outstanding        10,069,898          9,983,208         8,806,379

Potential common shares outstanding - options                  205,325            407,676           367,301
                                                          ------------       ------------      ------------

Total common and potential common shares outstanding        10,275,223         10,390,884         9,173,680

Net (loss) income                                         $     (2,209)      $      7,495      $     15,903

Diluted (loss) earnings per share                         $      (0.22)      $       0.72      $       1.73

